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Exhibit 10.25

AGREEMENT OF SALE AND PURCHASE

        THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") made as of this 2nd day of July, 2002 by and between MACK-CALI GLENDALE LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Arizona having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (collectively, "Seller") and SUMMIT COMMERCIAL PROPERTIES, INC., a corporation organized under the laws of the State of California, having an address at c/o Summit Commercial, 1970 East Grand Avenue, Suite 300, El Segundo, California, 90245 ("Purchaser").

        In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

        "Additional Earnest Money Deposit" has the meaning ascribed to such term in Section 4.1(b).

        "Assignment" has the meaning ascribed to such term in Section 10.3(d), in the form attached hereto as Exhibit A.

        "Assignment of Leases" has the meaning ascribed to such term in Section 10.3(c), in the form attached hereto as Exhibit B.

        "Authorities" means the various governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

        "Bill of Sale" has the meaning ascribed to such term in Section 10.3(b), in the form attached hereto as Exhibit C.

        "Broker" has the meaning ascribed to such term in Section 16.1.

        "Business Day" means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

        "Cap" has the meaning ascribed to such term in Section 6.3(c).

        "Certificate as to Foreign Status" has the meaning ascribed to such term in Section 10.3(g).

        "Certifying Person" has the meaning ascribed to such term in Section 4.3.

        "Closing" means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

        "Closing Date" means the date which is fifteen (15) days following the earlier to occur of (a) August 16, 2002 and (b) the date that Purchaser waives its right to terminate this Agreement pursuant to Section 5.3(c), TIME BEING OF THE ESSENCE. Notwithstanding anything to the contrary contained herein, Seller shall have the right to extend the Closing Date for up to sixty (60) days upon notice to Purchaser if as of such date (x) a condition precedent to Closing, as set forth in Section 9.1, is not fulfilled by Seller or waived by Purchaser, or (y) Seller is unable to fulfill any of its obligations as set forth in Section 10.3 or any other Section in this Agreement.

        "Closing Statement" has the meaning ascribed to such term in Section 10.4(a).

        "Closing Surviving Obligations" means the rights, liabilities and obligations set forth in Sections 3.2, 5.5, 8.2, 8.3, 8.4, 10.4, 10.6, 11.1, 11.2, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survives the Closing hereunder.

        "Code" has the meaning ascribed to such term in Section 4.3.

        "Confidentiality Agreement" means those certain Confidentiality Agreements dated February 4, 2002 and April 30, 2002, between Summit Commercial Properties, Inc. and Mack-Cali Realty Corporation.

        "Contract Period" has the meaning ascribed to such term in Section 7.1(e).

        "Deed" has the meaning ascribed to such term in Section 10.3(a).

        "Delinquent Rental" has the meaning ascribed to such term in Section 10.4(b).

        "Documents" has the meaning ascribed to such term in Section 5.2(a).

        "Earnest Money Deposit" has the meaning ascribed to such term in Section 4.1(b).

        "Effective Date" means the latest date on which this Agreement has been executed by Seller or Purchaser, as set forth opposite such party's signature.

        "Entry Notice" has the meaning ascribed to such term in Section 5.1.

        "Environmental Laws" means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the eal Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), (collectively, the "Environmental Statutes"), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

        "Environmental Report" means collectively that certain Phase I Environmental Site Assessment dated January 6, 1998 and that certain letter dated November 12, 1998 each prepared by GEC, Inc., a copy of which has been provided to Purchaser.

        "Escrow Agent" means the Title Company.

        "Exchange" has the meaning ascribed to such term in Section 10.7.

        "Existing Survey" means Seller's existing survey of the Real Property dated November 1, 1997, prepared by A-1 Surveyors, Engineers, Land Planners and Appraisers, a copy of which has been provided to Purchaser.

        "Evaluation Period" has the meaning ascribed to such term in Section 5.1.

        "Governmental Regulations" means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

        "Hazardous Substances" means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, PCBs, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, as such terms are defined in any of the Environmental Laws as such Environmental Laws have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

        "Improvements" means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

        "Initial Earnest Money Deposit" has the meaning ascribed to such term in Section 4.1(a).

        "Key Individuals" means Jim Clabby, Jeff Kennimer and Kasey Schamahorn, the building manager, in their capacity as employees of Mack-Cali Realty Corporation, and not in any individual or other capacity whatsoever.

        "Leases" means all of the leases and other agreements with Tenants with respect to the use and occupancy of the Real Property, together with all renewals and modifications thereof, if any, and any new leases entered into after the Effective Date.

        "Licensee Parties" has the meaning ascribed to such term in Section 5.1.

        "Licenses and Permits" means, collectively, all of Seller's right, title and interest, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

        "Liens" has the meaning ascribed to such term in Section 6.3(c).

        "New Tenant Costs" has the meaning ascribed to such term in Section 10.4(e).

        "Non-Terminating Party" has the meaning ascribed to such term in Section 17.2.

        "Operating Expenses" has the meaning ascribed to such term in Section 10.4(c).

        "Permitted Exceptions" has the meaning ascribed to such term in Section 6.2(a).

        "Permitted Outside Parties" has the meaning ascribed to such term in Section 5.2(b).

        "Personal Property" means all of Seller's right, title and interest in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and situated at the Property on the date hereof, subject to Seller's right, but not the obligation, to replace such personal property with personal property of comparable value and utility as it elects in the normal course of business.

        "Portfolio" means, collectively: the Property; and certain other properties located in the County of Maricopa, State of Arizona. Each property within the Portfolio is referred to herein as a "Portfolio Property".

        "Portfolio Sale and Purchase Agreement" means each of (i) that certain Agreement of Sale of even date herewith by and between Mack-Cali Beardsley Limited Partnership, as seller, and Purchaser, as purchaser, and (ii) that certain Agreement of Sale of even date herewith by and between Mack-Cali Realty 9060 L.L.C., as seller and Purchaser, for the sale and purchase of each Portfolio Property defined therein.

        "Property" has the meaning ascribed to such term in Section 2.1.

        "Proration Items" has the meaning ascribed to such term in Section 10.4(a).

        "Proration Time" has the meaning ascribed to such term in Section 10.4(a).

        "Purchaser's Costs" has the meaning ascribed to such term in Section 3.3.

        "Purchase Price" has the meaning ascribed to such term in Section 3.1.

        "Purchaser's Information" has the meaning ascribed to such term in Section 5.3(c).

        "Real Property" means that certain parcel or parcels of real property located in the City of Glendale, County of Maricopa, State of Arizona, commonly referred to as the Talavi Business Park located at 5551 W. Talavi Boulevard, Glendale, Arizona, as more particularly described on the legal description attached hereto and made a part hereof as Exhibit D, together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.

        "Rental" has the meaning ascribed to such term in Section 10.4(b).

        "Rent Roll" has the meaning ascribed to such term in Section 5.2(a).

        "Security Deposits" means all security deposits actually held by Seller (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the Tenant), as set forth on the Rent Roll.

        "Service Contracts" means all of Seller's right, title and interest, to the extent assignable, in all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and which are currently in effect, including those listed and described on Exhibit E attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1 Service Contracts shall not include brokerage commission agreements.

        "Significant Portion" means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements or a portion thereof, the cost of which to repair would equal or exceed $250,000.00.

        "Survey Objection" has the meaning ascribed to such term in Section 6.1.

        "Tenants" means the tenants or users who are parties to the Leases as set forth on the Rent Roll.

        "Tenant Notice Letters" has the meaning ascribed to such term in Section 10.2(e), and are to be delivered by Purchaser to Tenants pursuant to Section 10.6.

        "Terminating Party" has the meaning ascribed to such term in Section 17.2.

        "Termination Surviving Obligations" means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 12.1, Articles XIII and XIV, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survive any termination of this Agreement.

        "Title Commitment" has the meaning ascribed to such term in Section 6.2.

        "Title Company" means Lawyers Title Insurance Corporation.

        "Title Defect" has the meaning ascribed to such term in Section 6.3(a).

        "Title Objections" has the meaning ascribed to such term in Section 6.2.

        "Title Policy" has the meaning ascribed to such term in Section 6.2.

        "To Seller's Knowledge" means the actual (as opposed to constructive or imputed) knowledge of the Key Individuals, without any independent investigation or inquiry whatsoever.

        "Updated Survey" has the meaning ascribed to such term in Section 6.1.

        Section 1.2    References: Exhibits and Schedules.    Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE

        Section 2.1    Agreement.    Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "Property"):

          (a)  the Real Property;

          (b)  the Improvements;

          (c)  the Personal Property;

          (d)  all of Seller's right, title and interest as lessor in and to the Leases and, subject to the terms of the respective applicable Leases, the Security Deposits;

          (e)  all of Seller's right, title and interest in, to and under the Service Contracts (other than those to be terminated pursuant to Section 5.4) and the Licenses and Permits; and

          (f)    all of Seller's right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements.

        Section 2.2    Indivisible Economic Package.    Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Portfolio, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Portfolio, subject to and in accordance with the terms and conditions hereof.

ARTICLE III
CONSIDERATION

        Section 3.1    Purchase Price.    The purchase price for the Property (the "Purchase Price") shall be Seventeen Million Two Hundred Thousand and No/100 Dollars ($17,200,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3. No portion of the Purchase Price shall be allocated to the Personal Property.

        Section 3.2    Assumption of Obligations.    As additional consideration for the purchase and sale of the Property, at Closing Purchaser will assume the Leases, Security Deposits, Service Contracts (other than those to be terminated pursuant to Section 5.4) and Licenses and Permits in accordance with the Assignment of Leases and Assignment to the extent of the obligations thereunder first arising from and after the Closing.

        Section 3.3    Method of Payment of Purchase Price.    No later than 12:00 p.m. Eastern time on the Closing Date, Purchaser shall deposit with Escrow Agent the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be adjusted, pro-rated or paid by Purchaser at the Closing pursuant to the terms of this Agreement ("Purchaser's Costs"), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent. Escrow Agent, following authorization by the parties at Closing, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, subject to any costs or other amounts to be adjusted, pro-rated or paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser's Costs to the appropriate payees at Closing pursuant to the terms of this Agreement.

ARTICLE IV
EARNEST MONEY DEPOSIT
AND ESCROW INSTRUCTIONS

        Section 4.1    The Earnest Money Deposit.

          (a)  Upon Purchaser's execution and delivery of this Agreement, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of THIRTY THREE THOUSAND THREE HUNDRED THIRTY FOUR and No/100 Dollars ($33,334.00) as an initial earnest money deposit on account of the Purchase Price (the "Initial Earnest Money Deposit"). TIME IS OF THE ESSENCE with respect to the deposit of the Initial Earnest Money Deposit.

          (b)  Within one (1) Business Day after the expiration of the Evaluation Period (provided Purchaser shall not have elected to terminate this Agreement in accordance with the provisions of Section 5.3(c)), Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of SIXTY SIX THOUSAND SIX HUNDRED SIXTY EIGHT and No/100 Dollars ($66,668.00) as additional earnest money deposit on account of the Purchase Price (the "Additional Earnest Money Deposit"; together with the Initial Earnest Money Deposit, and all interest earned thereon, the "Earnest Money Deposit"). TIME IS OF THE ESSENCE with respect to the deposit of the Additional Earnest Money Deposit.

        Section 4.2    Escrow Instructions.    The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account in accordance with the provisions of Article XVII.

        Section 4.3    Designation of Certifying Person.    In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related reporting requirements of the Code, the parties hereto agree as follows:

          (a)  Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "Certifying Person"). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Certifying Person, Seller and Purchaser shall agree to appoint another third party as the Certifying Person.

          (b)  Seller and Purchaser each hereby agree:

              (i)  to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

            (ii)  to provide to the Certifying Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

ARTICLE V
INSPECTION OF PROPERTY

        Section 5.1    Evaluation Period.    Until 5:00 p.m. Eastern time on August 16, 2002 (the "Evaluation Period"), Purchaser and its authorized agents and representatives (for purposes of this Article V, the "Licensee Parties") shall have the right, subject to the right of any Tenants, to enter upon the Real Property at all reasonable times during normal business hours to perform an inspection of the Real Property, the Improvements and the Personal Property. Purchaser will provide to Seller notice (for purposes of this Section 5.1(a), an "Entry Notice") of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate. At Seller's option, Seller may be present for any such entry and inspection. Purchaser shall not communicate with or contact any of the Tenants or any of the Authorities without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If Purchaser shall elect to communicate with any of the Authorities and Seller consents thereto, Purchaser shall give Seller prior notice thereof, and Seller and Seller's representatives shall have the right, but not the obligation, to attend, and participate in, all such meetings. Notwithstanding anything to the contrary contained herein, no so-called Phase II environmental physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller's specific prior written consent, which consent shall not be unreasonably withheld or unduly delayed. TIME IS OF THE ESSENCE with respect to the provisions of this Section 5.1.

        Section 5.2    Document Review.

          (a)  During the Evaluation Period, Purchaser and the Licensee Parties shall have the right to review and inspect, at Purchaser's sole cost and expense, such documents and information respecting the Property as Purchaser shall reasonably request, including all of the following to the extent the same are in Seller's possession or control (collectively, the "Documents"): all existing environmental, engineering or consulting reports and studies of the Real Property (which Purchaser shall have the right to have updated at Purchaser's sole cost and expense), architectural, mechanical and structural plans, specifications or drawings related to the original development of the Improvements or any major capital repairs or tenant improvements, real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, for the current tax period and the tax period immediately preceding same; its most current rent roll in the form attached hereto as Exhibit F (the "Rent Roll"); three (3) year historical and current year operating statements; the Leases, lease files, Service Contracts, and Licenses and Permits; capital expenditure history for last three (3) years, together with current year capital expenditure budget; utility bills for last three (3) years and current year; and copies of all property and liability insurance policies for the Property. To the extent Seller has not, prior to the date hereof, delivered, or made available, copies of the Documents to Purchaser or the Licensee Parties, Seller shall do so within three (3) calendar days after the Effective Date. To the extent Seller does not possess a set of any architectural, mechanical and structural plans, specifications or drawings relating to the Property which are in the possession of a third party, Seller shall reasonably cooperate with Purchaser in obtaining such plans from the third party, if requested by Purchaser. Inspections of any Documents for which Seller has not provided Purchaser and the Licensee Parties a copy shall occur at a location selected by Seller, which may be at the office of Seller, Seller's counsel, Seller's property manager, at the Real Property or any of them. Purchaser shall not have the right to review or inspect Seller's internal memoranda, financial projections, budgets, appraisals, proposals for work not actually undertaken, accounting and income tax records and similar proprietary, elective or confidential internal information.

          (b)  Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser's organization other than its attorneys, partners, accountants, lenders or investors (collectively, for purposes of this Section 5.2(b), the "Permitted Outside Parties"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are involved in determining the desirability of Purchaser's acquisition of the Property. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and Tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

          (c)  Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller's ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING (THE "CLOSING DOCUMENTS"), SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF ANY OF THE DOCUMENTS OR THE SOURCES THEREOF OR THAT SELLER HAS DELIVERED ALL OF THE DOCUMENTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

        Section 5.3    Entry and Inspection Obligations; Termination of Agreement.

          (a)  Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not: disturb the Tenants or interfere with the use of the Property pursuant to the Leases; interfere with the operation and maintenance of the Real Property or Improvements in any material respect; damage any part of the Property or any personal property owned or held by Tenants or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser's rights under this Article V; and reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser's organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (i) cause all of Purchaser's consultants which are to perform physical inspections and/or testing on the Real Property or Improvements to maintain comprehensive general liability (occurrence) insurance in amounts which reasonably prudent consultants in their field customarily maintain insuring Seller, Purchaser and such other parties as Seller shall reasonably request, covering any accident or event arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or Improvements, and deliver evidence of insurance verifying such coverage to Seller prior to each entry upon the Real Property or Improvements; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property by or on behalf of Purchaser or the Licensee Party; (iii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iv) at Seller's written request, furnish to Seller copies of any third party studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; and (v) repair and restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

          (b)  Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, directors, officers, employees, successors and assigns harmless from and against any and all liens, claims, causes of action, demands, suits, obligations to third parties, together with all actual (but not consequential or punitive) damages, liabilities losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys' fees) arising out of any personal injury, property damages or liens directly or indirectly caused by any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Article V.

          (c)  In the event that Purchaser determines in its sole and absolute discretion, after its inspection of the Documents and Real Property and Improvements, that for any reason, or for no reason, Purchaser does not elect to purchase the Property Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Evaluation Period, WITH TIME BEING OF THE ESSENCE WITH RESPECT THERETO. In the event Purchaser terminates this Agreement in accordance with this Section 5.3(c), Purchaser shall have the right to receive a refund of the Initial Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligation to each other. In the event this Agreement is terminated, Purchaser shall return to Seller, or destroy, all copies Purchaser has made of the Documents and at Seller's written request, deliver to Seller, all copies of any third party studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser's inspection of the Property (collectively, "Purchaser's Information") promptly following the time this Agreement is terminated for any reason. In the event Purchaser does not elect to proceed to Closing by giving written notice thereof to Seller prior to the expiration of the Evaluation Period, and depositing the Additional Earnest Money Deposit within one (1) Business Day thereafter, then Purchaser shall be deemed to have elected (i) to terminate this Agreement pursuant to this Section 5.3(c) and (ii) not to proceed to Closing as provided herein.

        Section 5.4    Service Contracts; Property Management Agreement.    During the Evaluation Period, the parties will endeavor to agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Seller and Purchaser have not agreed will be terminated. Seller shall terminate at Closing all Service Contracts that are not so assumed. If requested by Purchaser, Seller shall terminate at Closing, and Purchaser shall not assume, any property management agreement affecting the Property. Purchaser may not hire any on-site property management personnel, including those employed by Seller, without Seller's prior written consent.

        Section 5.5    Sale "As Is"    THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS BEEN OR WILL BE GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMED NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES

THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER. UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN OR IN THE CLOSING DOCUMENTS. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

        PURCHASER FURTHER COVENANTS AND AGREES NOT TO SUE SELLER, AND RELEASES SELLER OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION THAT PURCHASER MAY HAVE AGAINST THE SELLER UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PREMISES; PROVIDED, HOWEVER, THAT THE FOREGOING AGREEMENT SHALL NOT APPLY TO ANY CLAIMS OR ACTIONS BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN PURCHASER OR ITS AFFILIATES (IT BEING AGREED THAT PURCHASER SHALL HAVE THE RIGHT TO IMPLEAD OR CROSS-CLAIM AGAINST SELLER IN CONNECTION WITH ANY SUCH CLAIM OR ACTION). THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OF TITLE TO THE PROPERTY OR THE TERMINATION OF THIS AGREEMENT, AS THE CASE MAY BE.

ARTICLE VI
TITLE AND SURVEY MATTERS

        Section 6.1    Survey.    Seller has delivered, or within three (3) business days of the Effective Date, shall deliver to Purchaser, a copy of the Existing Survey. Any modification, update or recertification of the Existing Survey shall be at Purchaser's election and sole cost and expense. The Existing Survey, together with any update Purchaser has elected to obtain, if any, is herein referred to as the "Updated Survey". In the event that the Existing Survey or the Updated Survey sets forth any survey matters which are (a) objectionable to Purchaser, and (b) materially interfere with the use of the Real Property and the Improvements for their intended use, Purchaser agrees to provide Seller with notice of such objections (the "Survey Objections") prior to the expiration of the Evaluation Period. Purchaser agrees to cause the party preparing the Updated Survey to provide two (2) copies of same to Seller's counsel simultaneous with the delivery of the Updated Survey to Purchaser.

        Section 6.2    Title Commitment.

          (a)  Purchaser acknowledges receipt of that certain title insurance commitment issued by Lawyer's Title Insurance Corporation under Commitment No. NYN-02-001837 (the "Title Commitment"), together with copies of the title exceptions listed thereon. Purchaser will deliver written notice of any objections to matters shown on the Title Commitment on or prior to the expiration of the Evaluation Period. In addition, Purchaser shall have five (5) Business Days after Purchaser's counsel receives notice of any new objection or exception to the title to the Real Property raised by the Title Company after the effective date of the Title Commitment and prior to the Closing, Purchaser shall provide Seller with written notice of such new objection if Purchaser deems same unacceptable (title matters objected to by Purchaser as set forth in this Section 6.2 are herein called "Title Objections"). If Purchaser's counsel receives notice of any Title Objections with less than five (5) Business Days prior to the Closing Date, then (x) the Closing shall be postponed for a sufficient number of days in order for Purchaser's counsel to have five (5) Business Days to review said Title Objections and to advise Seller if Purchaser deems same unacceptable and (y) the balance of this Agreement shall apply with respect to Seller's right to cure same. In the event Seller does not receive the Title Objections by the applicable objection date, Purchaser will be deemed to have accepted the exceptions to title set forth on the Title Commitment or on any updates thereto as Permitted Exceptions. Prior to the expiration of the Evaluation Period (unless this Agreement has been terminated or is deemed terminated by Purchaser), Purchaser shall cause the Title Company to furnish to Purchaser and Seller's counsel a preliminary title report or title commitment, by the terms of which the Title Company agrees to issue to Purchaser at Closing, an owner's policy of title insurance (the "Title Policy") in the amount of the Purchase Price on the then-standard ALTA owner's form insuring Purchaser's fee simple title to the Real Property, subject to the terms of such policy and the exceptions described therein (including, without limitation, the standard or general exceptions). Subject to this Section 6.2(a) and Purchaser's review and acceptance of same, all matters shown on such form Title Commitment and the exceptions shown on Exhibit G (collectively, the "Permitted Exceptions") are conclusively deemed to be acceptable to Purchaser.

          (b)  All taxes, water rates or charges, sewer rents and assessments, plus interest and penalties thereon, which on the Closing Date are liens against the Real Property and which Seller is obligated to pay and discharge will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and shall not be deemed a Title Objection (and the Title Company shall affirmatively insure same). If on the Closing Date there shall be security interests filed against the Real Property which relate to personal property, such items shall not be Title Objections if (A) (i) the personal property covered by such security interests are no longer in or on the Real Property, or (ii) such personal property is the property of a Tenant, or the security interest has expired under applicable law, and (B) the Title Company shall affirmatively insure over the same.

          (c)  If on the Closing Date the Real Property shall be affected by any lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing, and the Title Company either omits the lien as an exception from the Title Commitment or insures against collection thereof in a manner reasonably satisfactory to Purchaser, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.

          (d)  No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company either omits the lien as an exception from the Title Commitment or insures against collection thereof from or out of the Real Property and/or the Improvements, in a manner reasonably satisfactory to Purchaser, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Property from the lien thereof. If a search of title discloses judgments, bankruptcies, or other returns against other persons having names similar to that of Seller, Seller will deliver to Purchaser an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title Objections if the Title Company either omits the lien as an exception from the Title Commitment or insures against collection thereof from or out of the Real Property and/or the Improvements in a manner reasonably satisfactory to Purchaser.

        Section 6.3    Title Defect.

          (a)  In the event Seller receives any Survey Objection or Title Objection (collectively and individually, a "Title Defect") within the time periods required under Sections 6.1 and 6.2 above, Seller may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any such Title Defect, and shall provide Purchaser with notice, within five (5) days of its receipt of any such objection, of its intention to cure such any such Title Defect. If Seller elects to attempt to cure any Title Defect, it shall do so in a prompt and diligent manner, and the Closing Date shall be extended for one or more periods not to exceed in the aggregate sixty (60) days, for the purpose of such removal. In the event that (i) Seller elects not to attempt to cure any such Title Defect, or (ii) after exercising reasonable diligent efforts, but in no event requiring Seller to expend sums of money to cure such default except as otherwise set forth in this Agreement, Seller is unable to cure any such Title Defect for any period elected by Seller but not to exceed sixty (60) days from the Closing Date, Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, or to waive such Title Defect and proceed to the Closing. Purchaser shall make such election within ten (10) days of receipt of Seller's notice. If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions.

          (b)  Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Property, in the manner described above, relating to liens and security interests securing any financings to or assumed or taken subject to by Seller, and any mechanic's liens resulting from work at the Property commissioned by Seller, and any other encumbrances placed of record by Seller which may be satisfied by the payment of a sum certain.

          (c)  Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Title Defect not waived by Purchaser or to arrange for title insurance insuring against enforcement of such Title Defects against, or collection out of the Real Property; provided, however, that Seller shall satisfy or discharge mortgages, real estate taxes and assessments, tax or judgment liens against Seller, and all mechanic's liens secured by or affecting the Real Property resulting from work at the Property commissioned by Seller regardless of amount; provided, however, Seller's obligation to satisfy or discharge judgments against Seller, administrative or other violations (collectively, "Liens") secured by or affecting the Real Property which can be satisfied by payment of readily ascertainable amounts shall not exceed, in the aggregate for all such Liens, a sum equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the "Cap"). Notwithstanding the foregoing, in the event that Seller fails to satisfy or discharge all mortgages, real estate taxes and assessments and mechanic's liens secured by or affecting the Real Property as aforesaid, then Seller shall direct the Title Company to satisfy or discharge all such unsatisfied mortgages, real estate taxes and assessments out of the Closing proceeds so that the Title Company shall be able to omit such mortgages, real estate taxes and assessments, and mechanic's liens from the Title Policy (hereinafter defined). In the event that the cost of discharging or satisfying the Liens on the Property exceeds the Cap, Purchaser shall have the right to either (a) waive the Liens as a Title Defect and close on the Property, without a reduction in the Purchase Price, in which event Seller shall be obligated to credit Purchaser at Closing with an amount equal to the Cap; or (b) terminate the Agreement and receive a refund of the Earnest Money Deposit. Without limiting the generality of the preceding provisions of this Section 6.3, for the purposes of this Agreement, Seller's failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for Seller's obligation to satisfy mortgages, real estate taxes, assessments, and mechanic's liens, regardless of amount, and Liens which, in the aggregate, can be satisfied by payment of readily ascertainable amounts not to exceed the Cap) in order to eliminate Title Defects not waived by Purchaser or to arrange for such title insurance shall be deemed an inability of Seller to eliminate such Title Defects or to arrange for such title insurance and shall not constitute a default by Seller hereunder (willful or otherwise).

ARTICLE VII
INTERIM OPERATING COVENANTS,
ESTOPPELS

        Section 7.1    Interim Operating Covenants.    Seller covenants to Purchaser that Seller will:

          (a)    Operations.    From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article XI of this Agreement.

          (b)    Compliance with Governmental Regulations.    From the Effective Date until Closing, not take any action that would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

          (c)    Service Contracts.    From the expiration of the Effective Period until Closing, not enter into any service contract other than in the ordinary course of business, unless such service contract is terminable on thirty (30) days notice without penalty or unless Purchaser consents thereto in writing.

          (d)    Notices.    To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

          (e)    Leasing Arrangements.    From the Effective Date through Closing (the "Contract Period"), without Purchaser's prior written consent in each instance, Seller will not amend or terminate any existing Lease or enter into any new Lease without Purchaser's prior written consent (which may be given or withheld in its sole and absolute discretion). Without limitation thereon, any and all Leases to be entered into during the Contract Period shall be on Seller's standard lease form delivered to Purchaser and otherwise on terms and conditions acceptable to Purchaser. If Purchaser fails to grant or withhold its consent to any proposed Lease within five (5) days of receipt thereof, Purchaser shall be deemed to have consented to such Lease. Notwithstanding anything contained herein to the contrary, Purchaser's consent shall not be required with respect to any renewal Lease or consent to a sublease or assignment of Lease which Seller, as a matter of law or by a Lease, shall be required to deliver. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right, but is not obligated, to institute summary proceedings against any Tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any Tenant. The removal of a Tenant prior to the Closing Date, whether by summary proceedings (or any written agreement accepting surrender or termination of the Lease subsequent to the commencement of such summary proceedings) or unilateral act of such Tenant, shall not give rise to any claim on the part of Purchaser; provided, however, Purchaser shall have the right within ten (10) days of the removal of any Tenant as Purchaser's sole and exclusive remedy, to terminate this Agreement and receive a refund of any portion of the Earnest Money Deposit previously tendered by Purchaser to the Escrow Agent, whereupon this Agreement shall terminate and the parties shall have no further rights and obligations to one another except for those obligations expressly stated herein to survive. If Purchaser fails to terminate this Agreement within such ten (10) day period, Purchaser shall be deemed to have waived its right to terminate pursuant to this Section 7.1(e) and Purchaser shall proceed to Closing without credit against, or reduction of, the Purchase Price.

        Section 7.2    Estoppels.

          (a)  It will be a condition to Closing that Seller obtain from each Tenant an executed estoppel certificate in the form prescribed by the Lease for each such Tenant dated no earlier than 30 days prior to Closing, except to the extent that Purchaser shall cause or request an extension of the Closing Date. Notwithstanding the foregoing, Seller agrees to request that each Tenant execute an estoppel certificate in the form reasonably requested by Purchaser and annexed hereto as Exhibit H. No later than five (5) Business Days after the end of the Evaluation Period, Seller will request each Tenant to execute an estoppel certificate in the form of Exhibit H required herein, and use good faith efforts to obtain same. Seller shall not be in default of its obligations hereunder if any Tenant fails to deliver an estoppel certificate, or delivers an estoppel certificate which is not in the form of Exhibit H. Purchaser agrees that an estoppel from any Tenant in the form prescribed by such Tenant's Lease shall satisfy the estoppel delivery condition in this Section 7.2 for such Tenant, provided that (i) the rental information contained in such estoppel shall conform in all material respects to the rent roll delivered at Closing, and (ii) there shall be no material defaults which remain uncured after notice and expiration of applicable grace periods.

          (b)  Notwithstanding anything to the contrary contained herein, to the extent that a Tenant shall certify in its estoppel confirming any matter set forth in Section 8.1(f), then Seller's representations and warranties as to such matters shall terminate. The provisions of this Section 7.2(b) shall survive the Closing and the execution and delivery of the Deed.

        Section 7.3    Intentionally omitted.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

        Section 8.1    Seller's Representations and Warranties.    The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true as of the Effective Date. Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

          (a)    Status.    Seller is a limited partnership, duly organized and validly existing under the laws of the State of Arizona.

          (b)    Authority.    (i) The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, and (ii) no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

          (d)    Suits and Proceedings.    To Seller's Knowledge, except as listed in Exhibit I, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would affect, in other than a de minimus manner, the value of the Property, the continued operations thereof, or Seller's ability to consummate the transactions contemplated hereby.

          (e)    Non-Foreign Entity.    Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Code, and the regulations promulgated thereunder.

          (f)    Tenants.    As of the date of this Agreement, to Seller's Knowledge: (i) the only tenants of the Property are the tenants set forth in the Rent Roll listed on Exhibit F and the only agreements or understandings related to the use or occupancy of the Property are the Leases listed on the Rent Roll; (ii) each Lease is in full force and effect, and the term of the same and the obligation to pay rent thereunder has commenced and the tenant thereunder is in full possession and actual occupancy thereof, and all improvements required to be completed under the provisions thereof are completed; (iii) no rebates, rental concessions, free-rent periods, credits, setoffs, or rent reductions relating to any period after Closing have been given under any Lease; (iv) no tenant is making any claim against Seller or the Property or is entitled to or is claiming any of the same; (v) all brokerage commissions with respect to Leases have been paid in full or will have been paid in full prior to Closing and Seller has not received written notice of any default with respect to any brokerage commissions due with respect to the Leases, and except as specifically set forth in the Rent Roll, there are and will be no commissions payable with respect to renewals, extensions or expansions of or under any Lease; (vi) Seller has executed no exclusive brokerage agencies; and (vii) the Documents made available to Purchaser pursuant to Section 5.2 hereof include true and correct copies of all of the Leases listed on Exhibit F.

          (g)    Service Contracts.    Seller has paid, or will pay in the normal course after Closing, all amounts due prior to Closing under the Service Contracts. The Documents made available to Purchaser pursuant to Section 5.2 hereof include copies of all existing Service Contracts listed on Exhibit E under which Seller is currently paying for services rendered in connection with the Property.

          (h)    Key Individuals.    The Key Individuals are the employees of Mack-Cali Realty Corporation or Seller who have significant responsibilities with respect to the Property.

          (i)    Condemnation.    Seller has received no written notice of any condemnation proceedings or special assessment proceedings either instituted or pending with respect to the Property; and, to Seller's Knowledge, there are no condemnation proceedings or special assessment proceedings planned to be instituted with respect to the Property.

          (j)    Employees.    No person who is employed in connection with the management, operation or maintenance of the Property and who will become the obligation of Purchaser after the Closing is covered by an employment agreement or a union contract, and none of the employment arrangements with respect to the employees will be binding on Purchaser after Closing.

          (k)    ERISA.    The Property is not a "plan asset" within the meaning of that term under any regulations promulgated under the Employee Retirement and Income Security Act of 1974, as amended.

          (l)    Default.    Seller is not in material default in respect of any of its material obligations or liabilities pertaining to the Property. Without limitation of the foregoing, the Service Contracts, the Permitted Exceptions and the Leases are free from material default by Seller and, to Seller's knowledge, by any party thereto.

          (m)    Personal Property.    Seller holds good title to, and the entire right, title and interest in and to the Personal Property more particularly described in Exhibit C, free and clear of any and all liens, leases, encumbrances or other liabilities, except the Permitted Exceptions and the Leases.

          (n)    Environmental Laws.    To Seller's knowledge, except as set forth in the Environmental Report, there are no Hazardous Materials existing at, in or under the Property, and Seller has received no written notice from any Authorities of any violation of Environmental Laws.

          (o)    Notices; Requests.    Seller has received no written notice from any of the Authorities of any violations against Seller or the Property pertaining to the construction, use or operation of the Property.

          (p)    Existing Agreements.    There are no written agreements relating to the Property which will be binding on Purchaser or the Property from and after Closing, except for the Permitted Exceptions, the Leases and the Service Contracts which are not terminable upon thirty (30) days notice.

        Section 8.2    Purchaser's Representations and Warranties.    Purchaser represents and warrants to Seller the following:

          (a)    Status.    Purchaser is a corporation, duly organized and validly existing under the laws of the State of California.

          (b)    Authority.    The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

          (d)    Consents.    No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

        Section 8.3    Modification and Waiver of Representations, Warranties and Covenants; Bring Down Certificate.

          (a)  To the extent that any information (i) contained in the copies of the Leases or any other Documents furnished to or made available to Purchaser by Seller; (ii) contained in reports provided to Purchaser from professionals; (iii) contained in Seller's filings with the Securities and Exchange Commission or other publicly available documents; (iv) obtained by Purchaser prior to the expiration of the Evaluation Period through written communications with, or other written evidence of oral communications with, Seller's employees, (v) obtained by Purchaser (whether prior to or following the expiration of the Evaluation Period) through oral or written communications with Seller's tenants, is inconsistent with the representations and warranties contained in Section 8.1 hereof, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such information.

          (b)  If Purchaser becomes aware or should have become aware (whether through its own investigations, by notice from Seller or otherwise) that any such representation or warranty is untrue, inaccurate or incorrect in any material respect, and is not cured or corrected by Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall have the right to elect either (A) to waive such materially untrue, inaccurate or incorrect representations or warranties, and proceed to Closing, and receive no credit against, or reduction of, the Purchase Price due to such materially untrue, inaccurate or incorrect representations or warranties; and/or (B) to terminate this Agreement; provided, however, that if Seller intentionally or knowingly made any such materially untrue, inaccurate or incorrect representations or warranties, then, in the event that Purchaser elects to terminate this Agreement, Purchaser's sole remedy shall be to receive a refund of the Earnest Money Deposit together with its actual out of pocket expenses up to the sum of $25,000 for each Portfolio Property. For the purposes of this Section 8.3, a representation shall be deemed to be materially untrue, inaccurate or incorrect if, as a result of such untruth, inaccuracy or incorrectness, there is a material, adverse affect upon the Property and/or the business, properties, assets, financial condition, or results of operations of Seller, taken as a whole, including, without limitation, the ability of such Seller to consummate the transactions contemplated herein.

          (c)  If, despite changes or other matters described in the certificate described in Section 10.3(i) herein, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

        Section 8.4    Survival of Representations, Warranties and Covenants.

          (a)  The representations and warranties of Seller set forth in Section 8.1, and the covenants of Seller set forth in Section 7.1, will survive the Closing for a period of nine (9) months. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach exceeds Twenty Thousand and No/100 Dollars ($20,000.00); it being agreed that if such threshold amount shall be exceeded, Purchaser may recover all damages from "first dollar". In addition, in no event will Seller's liability for all such breaches relating to this Agreement and/or any other Portfolio Sale and Purchase Agreement (including, without limitation, statements made by Seller in any

  Closing Document) exceed with respect to the Property and the other Portfolio Properties, in the aggregate, the sum of Three Million and No/100 Dollars ($3,000,000.00). Subject to Section 8.3 (b) above, Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Purchaser has knowledge (from whatever source, including, without limitation, any estoppel certificates, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller's agents and employees) of any breach of a covenant of Seller herein, or if the officers and employees of Purchaser primarily responsible for this transaction have actual knowledge (as opposed to constructive or imputed knowledge) or obtain knowledge that contradicts any of Seller's representations, warranties and covenants herein or statements made by Seller in any Closing Document, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing.

          (b)  Notwithstanding anything to the contrary contained in Section 8.3 or this Section 8.4, if at any time after the expiration of the Evaluation Period but prior to Closing, Purchaser discovers that Seller has failed to provide Purchaser with any lease or lease amendment which contains terms and conditions which have a material, adverse effect upon the Property and/or the ability of Seller to consummate the transactions contemplated herein, Purchaser, as its sole and exclusive remedy shall have the right to terminate this Agreement by written notice to Seller (the "Discovery Notice") no later than the sooner of four days from the date of such discovery or Closing. In the event of such termination, Purchaser shall receive a refund of the Earnest Money Deposit, and upon the return of the Earnest Money Deposit, together with its actual, reasonable out of pocket expenses incurred in connection with the transactions contemplated herein as well as in each of the other Portfolio Sale and Purchase Agreements, there shall be no further obligations or liabilities between the parties except for the Termination Surviving Obligations. Purchaser's failure to deliver the Discovery Notice shall be deemed Purchaser's election to proceed to Closing. In the event that such lease or lease amendment is either (i) immaterial, or (ii) material as set forth above but Purchaser proceeds to Closing as set forth herein, then Purchaser shall be deemed to have waived its right to receive a reimbursement of any of its out of pocket expenses, as set forth above, and Purchaser shall close the transaction with no credit against, or reduction of, the Purchase Price.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

        Section 9.1    Conditions Precedent to Obligation of Purchaser.    The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

          (a)  Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

          (b)  All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement).

          (c)  Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

          (d)  Seller shall be ready, willing and able to simultaneously close on each Portfolio Property in accordance with the terms and conditions of each Portfolio Sale and Purchase Agreement.

          (e)  The Title Company shall be irrevocably committed to issue the Title Policy in the form provided herein, and all other conditions to Purchaser's obligations hereunder shall have been satisfied or waived in writing by Purchaser.

        Section 9.2    Conditions Precedent to Obligation of Seller.    The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

          (a)  Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

          (b)  Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

          (c)  All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with any appropriate modifications permitted under this Agreement or not materially adverse to Seller).

          (d)  Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

          (e)  Purchaser shall be ready, willing and able to simultaneously close on each Portfolio Property in accordance with the terms and conditions of each Portfolio Sale and Purchase Agreement including but not limited to satisfaction by Purchaser of all Closing Conditions set forth in those certain Portfolio Sale and Purchase Agreements, if any between Seller and Purchaser.

ARTICLE X
CLOSING

        Section 10.1    Closing.    The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 12:00 p.m. Eastern Time on the Closing Date at the offices of the Escrow Agent. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

        Section 10.2    Purchaser's Closing Obligations.    On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

          (a)  The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

          (b)  A counterpart original of the Assignment of Leases, duly executed by Purchaser;

          (c)  A counterpart original of the Assignment, duly executed by Purchaser;

          (d)  Evidence reasonably satisfactory to Seller that the person executing the Assignment of Leases, the Assignment, and the Tenant Notice Letters on behalf of Purchaser has full right, power and authority to do so;

          (e)  Written notice, in the form of Exhibit K, executed by Purchaser and to be addressed and delivered to the Tenants by Purchaser in accordance with Section 10.6 herein, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Security Deposit (specifying the exact amount of the Security Deposit) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the "Tenant Notice Letters");

          (f)    A counterpart original of the Closing Statement, duly executed by Purchaser;

          (g)  Counterpart originals of the transfer tax declarations, each duly executed by Purchaser;

          (h)  A certificate, dated as of the date of Closing, stating that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder if any representation or warranty is not true and correct in all material respects; provided, however, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.2(c). If, despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

          (i)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

        Section 10.3    Seller's Closing Obligations.    At the Closing, Seller, at its sole cost and expense, will deliver to Purchaser the following documents:

          (a)  A special warranty deed (the "Deed"), duly executed and acknowledged by Seller, conveying to the Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions;

          (b)  A blanket assignment and bill of sale in the form attached hereto as Exhibit C (the "Bill of Sale"), duly executed by Seller, assigning and conveying to Purchaser, without representation or warranty, title to the Personal Property;

          (c)  A counterpart original of an assignment and assumption of the Seller's interest, as lessor, in the Leases and Security Deposits in the form attached hereto as Exhibit B (the "Assignment of Leases"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title and interest in the Leases and Security Deposits;

          (d)  A counterpart original of an assignment and assumption of Seller's interest in the Service Contracts (other than those to be terminated pursuant to Section 5.4) and the Licenses and Permits in the form attached hereto as Exhibit A (the "Assignment"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title, and interest, if any, in the Service Contracts and the Licenses and Permits;

          (e)  The Tenant Notice Letters, duly executed by Seller;

          (f)    Evidence reasonably satisfactory to Purchaser and Title Company that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;

          (g)  A certificate in the form attached hereto as Exhibit J ("Certificate as to Foreign Status") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Code, as well as any form or other document required under applicable laws to be executed by Seller in connection with any transfer tax applicable to the transaction contemplated by this Agreement;

          (h)  All original Leases, to the extent in Seller's possession, and all original Licenses and Permits and Service Contracts in Seller's control bearing on the Property;

          (i)    A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein and subject to Section 8.4) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. Subject to 8.3(b), in no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder if any representation or warranty is not true and correct in all material respects; provided, however, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.1(b). If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

          (j)    The Rent Roll, updated to show any changes dated as of no more than five (5) Business Days prior to the Closing Date; and

          (k)  Counterparts of the transfer tax declarations, duly executed by Seller;

          (l)    A counterpart original of the Closing Statement, duly executed by Seller;

          (m)  An original executed estoppel certificate from each Tenant, subject to Section 7.2.

          (n)  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

        Section 10.4    Prorations.

          (a)  Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"):

              (i)  Rents, in accordance with Subsection 10.4(b) below.

            (ii)  Security Deposits and any prepaid rents, together with interest required to be paid thereon.

            (iii)  Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.

            (iv)  Amounts payable under the Service Contracts other than those Service Contracts which Purchaser has elected not to assume.

            (v)  Real estate taxes due and payable for the calendar year. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa.

  Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the "Closing Statement"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The proration shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

          (b)  Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time. "Rental" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's proration share of building operation and maintenance costs and expenses as provided for under the Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property. Rental is delinquent when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time ("Delinquent Rental"). Delinquent Rental will not be prorated at Closing. Purchaser agrees to include any Delinquent Rentals in its usual billing for up to six (6) months after Closing, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to declare a default under any Lease or pursue legal action or incur any costs or expenses to enforce collection of any such amounts owed to Seller by any Tenant. All sums collected by Purchaser from and after Closing from each Tenant (excluding tenant specific billings for tenant work orders and other specific services will be applied first to current amounts owed by such Tenant to Purchaser and then to Delinquent Rental owed by such Tenant to Seller. Any sums due Seller will be promptly remitted to Seller.

          (c)  At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "Operating Expenses") billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis on which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Operating Expenses for such calendar year. Upon the reconciliation by Purchaser of the Operating Expenses billed to Tenants, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenants, as the case may be, on a pro-rata basis based upon each party's period of ownership during such calendar year.

          (d)  With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from such Tenant to be paid to Seller on account thereof.

          (e)  Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for any leasing commissions, tenant improvement costs or other expenditures due with respect to any renewal and/or expansion rights under any existing Lease which are exercised after the Effective Date, and Seller shall be responsible for any leasing commissions, tenant improvement costs or other expenditures due on account of the initial term, or renewal period of any Lease, if the initial term or the renewal period began prior to the Effective Date. Purchaser further agrees to be solely responsible for all leasing commissions, tenant improvement costs and other expenditures (for purposes of this Section 10.4(e), "New Tenant Costs") incurred or to be incurred in connection with any new lease or amendment of any existing Lease executed on or after the Effective Date and approved by Purchaser hereunder, and Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to the New Tenant Costs paid by Seller.

          (f)    Notwithstanding any other provision of this Agreement to the contrary, if Purchaser shall become liable after the Closing for payment of any real estate taxes or other such charges assessed or imposed against the Property for any period of time prior to the Closing Date or other charge or expense which was subject to proration or a Purchase Price credit in Purchaser's favor at Closing, which was not so adjusted or credited at Closing and which is not the obligation of a Tenant to pay or to reimburse the landlord under a Tenant's Lease, Seller shall pay to Purchaser, within thirty (30) days of demand accompanied by a calculation and reconciliation of the amount due, an amount equal to such tax or credit due Purchaser.

        Section 10.5    Costs of Title Company and Closing Costs.    Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

          (a)  Seller shall pay (i) Seller's attorney's fees; (ii) the cost of the premium for that portion of the Title Policy attributable to so called "CLTA coverage", but in no event the cost of any endorsements to such Title Policy requested by Purchaser; (iii) the charges to record the Deed; and (iv) the brokerage commission, if any, due to any broker.

          (b)  Purchaser shall pay (i) the cost of any additional coverage under the Title Policy or endorsements or deletions to the Title Policy that are desired by Purchaser; (ii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (iii) Purchaser's attorney's fees; and (iv) the costs of the Updated Survey, as provided for in Section 6.1.

          (c)  Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

        Section 10.6    Post-Closing Delivery of Tenant Notice Letters.    Immediately following Closing, Purchaser will deliver to each Tenant a Tenant Notice Letter, as described in Section 10.2(e).

        Section 10.7    Like-kind Exchange.    Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an "Exchange") pursuant to Section 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an

Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with Section 1031 of the Code.

ARTICLE XI
CONDEMNATION AND CASUALTY

        Section 11.1    Casualty.    If, prior to the Closing Date, all or any portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller's notice if all or a Significant Portion of the Real Property and Improvements are damaged or destroyed or if that portion so damaged or destroyed is uninsured. If this Agreement is terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement or less than a Significant Portion of the Real Property and Improvements is destroyed or damaged as aforesaid, Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser the insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty up to the amount of the Purchase Price and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive credit for any insurance deductible amount. In the event Seller elects to perform any repairs as a result of a casualty, Seller will be entitled to deduct its reasonable actual third party costs and expenses from any amount to which Purchaser is entitled under this Section 11.1, which right shall survive the Closing.

        Section 11.2    Condemnation of Property.

          (a)  In the event of (i) any condemnation or sale in lieu of condemnation of any or all of the Property prior to the Closing, Purchaser will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, of terminating Purchaser's obligations under this Agreement, or electing to have this Agreement remain in full force and effect. In the event that Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser's obligations under this Agreement under the provisions of this Section 11.2, the Earnest Money Deposit and any interest thereon will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations.

ARTICLE XII
CONFIDENTIALITY

        Section 12.1    Confidentiality.    Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, employees, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons (other than the Permitted Outside Parties) without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Confidentiality Agreement. In addition, prior to or as a part of the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld or delayed. The provisions of this Article XII will survive the Closing or any termination of this Agreement.

ARTICLE XIII
REMEDIES

        Section 13.1    Default by Seller.    In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser's sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, together with all interest accrued thereon, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of Seller's obligations under this Agreement. Purchaser expressly waives its rights to seek damages in the event the transactions hereunder do not close by reason of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to advise Seller, on or before thirty (30) days following the Closing Date or thirty (30) days following the last date to which Seller had exercised an extension of the Closing past the Closing Date, that it intends to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, and if Purchaser fails to actually file such suit within thirty (30) days thereafter. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in pursuing remedies of a breach by Seller of any of the Termination Surviving Obligations.

        Section 13.2    Default by Purchaser.    In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit (together with interest accrued thereon) is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser's default and failure to complete the purchase of the Property, and will be Seller's sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller's remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

ARTICLE XIV
NOTICES

        Section 14.1    Notices.

          (a)  All notices or other communications required or permitted hereunder shall be in writing, and shall be given by hand delivery (with proof of delivery), by any nationally recognized overnight delivery service (with proof of delivery), or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:	Summit Commercial Properties, Inc.
1970 East Grand Avenue, Suite 300
El Segundo, California 90245
Attention:  Real Estate Notices
                    (Ken White/Larry Matsui)
Fax No. (310) 648-7251
Telephone No. (310) 648-7500
with a copy to:	Pircher Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067 Attention: Real Estate Notices (GML) Fax No. (310) 201-8922 Telephone No. (310) 201-8900
If Seller:	Mack-Cali Glendale Limited Partnership c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016
with separate notices to the attention of:
Mr. Mitchell E. Hersh Fax No. (908) 272-6755 Telephone No. (908) 272-8000
and
Roger W. Thomas, Esq. Executive Vice President and General Counsel Fax No. (908) 497-0485 Telephone No. (908) 272-2612
With a copy to:	Pryor Cashman Sherman & Flynn LLP 410 Park Avenue New York, New York 10022 Attention: Wayne Heicklen, Esq. Fax No. (212) 326-0806 Telephone No. (212) 326-0854

If to Escrow Agent:	Lawyer's Title Insurance Corporation 655 Third Avenue New York, New York 10017 Attention: Debra Sollitto Fax No. (212) 949-2438 Telephone No. (212) 949-0100

          (b)  Notices given by (i) overnight morning delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a Business Day (if sent later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT

        Section 15.1    Assignment: Binding Effect.    Seller shall not have the right to assign this Agreement, or to designate another party to be the grantor, transferor or assignor of the Deed, as the case may be, or to assign any of the other Closing documents (except as otherwise permitted under Section 10.7), without the prior written consent of Purchaser to be given or withheld in Purchaser's sole discretion, except that Seller may assign this Agreement to an entity which is owned or controlled by Mack-Cali Realty Corporation or Mack-Cali Realty, L.P. Purchaser shall not have the right to assign this Agreement, or to designate another party to be the grantee, transferee or assignee of the Deed, as the case may be, or to assign any of the other Closing documents (except as otherwise permitted under Section 10.7), without the prior written consent of Seller to be given or withheld in Seller's sole discretion, except that Purchaser may assign this Agreement, or designate another party to be the grantee, transferee or assignee, as the case may be, to an entity in which one or more principals of Purchaser and/or its parent company, Highridge Partners, Inc., directly or indirectly are investors and exercise day-to-day management responsibility. No such assignment or designation shall be binding on Seller or effective unless and until Seller shall receive a fully executed assignment and assumption agreement, between Purchaser and its assignee, whereby among other things, such assignee assumes all of the obligations and liabilities of Purchaser hereunder. No such assignment and assumption shall relieve the originally named Purchaser of any of the obligations and liabilities of Purchaser hereunder.

ARTICLE XVI
BROKERAGE

        Section 16.1    Brokers.    Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Article XVI will survive any Closing or termination of this Agreement.

ARTICLE XVII
ESCROW AGENT

        Section 17.1.    Investment and Use of Funds.    The Escrow Agent shall invest the Initial Earnest Money Deposit and Additional Earnest Money Deposit in a government insured interest-bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money Deposit with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money Deposit to, or upon the instructions of, Seller on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

        Section 17.2    Other Terminations.    Upon a termination of this Agreement for reasons other than a termination by Purchaser pursuant to Section 5.3 above, either party to this Agreement (the "Terminating Party") may give written notice to the Escrow Agent and the other party (the "Non-Terminating Party") of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money Deposit to the Terminating Party. The Non-Terminating Party shall then have five (5) Business Days in which to object in writing to the release of the Earnest Money Deposit to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money Deposit to a particular party, in which event the Earnest Money Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment.

        Section 17.3    Interpleader.    Except as provided in Section 17.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money Deposit, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money Deposit's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money Deposit or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

        Section 17.4    Liability of Escrow Agent.    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

        Section 17.5    Escrow Fee.    Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money Deposit or conducting the Closing shall be shared equally by Seller and Purchaser.

ARTICLE XVIII
MISCELLANEOUS

        Section 18.1    Waivers.    No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

        Section 18.2    Recovery of Certain Fees.    In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover the reasonable, actual costs and expenses the prevailing party has incurred therein from the other party including all reasonable attorneys' fees and costs resulting therefrom. In the event that one party hereto has not prevailed entirely in any such suit or action, only the party which has prevailed to a greater extent (as determined by the court, agency or other authority before which such suit, action or proceeding is commenced) shall be entitled to so recover, its reasonable actual costs and expenses but such prevailing party shall only be entitled to recover that portion of such costs and expenses which is in proportion to the relative degree to which such party prevailed in such suit or action (as determined by the court, agency or other authority before which such suit, action or proceeding is commenced). For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

        Section 18.3    Construction.    Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

        Section 18.4    Counterparts.    This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

        Section 18.5    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 18.6    Entire Agreement.    This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

        Section 18.7    Governing Law.    THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

        Section 18.8    No Recording.    The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

        Section 18.9    Further Actions.    The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

        Section 18.10    Exhibits.    The following sets forth a list of Exhibits to the Agreement:

Exhibit A—	Assignment
Exhibit B—	Assignment of Leases
Exhibit C—	Bill of Sale
Exhibit D—	Legal Description of the Real Property
Exhibit E—	Service Contracts
Exhibit F—	Rent Roll
Exhibit G—	Permitted Exceptions
Exhibit H—	Tenant Estoppel Certificate
Exhibit I—	Suits and Proceedings
Exhibit J—	Certificate as to Foreign Status
Exhibit K—	Tenant Notice Letter

        Section 18.11    No Partnership.    Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

        Section 18.12    Limitations on Benefits.    It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

        Section 18.13    Discharge of Obligations.    The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every representation and warranty made by Seller herein and every agreement and obligation on the part of the Seller to be performed hereunder, except those which are specifically stated herein to survive the Closing.

        Section 18.14    Cross Default/Termination.    A default under this Agreement by a party shall be deemed a default under each Portfolio Sale and Purchase Agreement and the non-defaulting party shall have such rights, remedies and elections as provided herein and therein. If this Agreement shall be terminated by either party hereto pursuant to the provisions hereof, it shall be deemed to be a termination of each Portfolio Sale and Purchase Agreement.

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        IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

Date Executed:	SELLER:
MACK-CALI GLENDALE LIMITED PARTNERSHIP By: Mack-Cali Sub XXII, Inc. its general partner
, 2002	By:	/s/ Roger W. Thomas
	Name:	Roger W. Thomas
	Title:	Executive Vice President & General Counsel
PURCHASER:
SUMMIT COMMERCIAL PROPERTIES, INC.
, 2002	By:	/s/ Larry M. Matsui
	Name:	Larry M. Matsui
	Title:	Executive Vice President/CFO
As to Article XVII only: ESCROW AGENT:
LAWYERS TITLE INSURANCE CORPORATION
July 3, 2002	By:	/s/ Asher Fried
	Name:	Asher Fried
	Title:	VP

QuickLinks

  Exhibit 10.25
AGREEMENT OF SALE AND PURCHASE
ARTICLE I DEFINITIONS
ARTICLE II AGREEMENT OF PURCHASE AND SALE
ARTICLE III CONSIDERATION
ARTICLE IV EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS
ARTICLE V INSPECTION OF PROPERTY
ARTICLE VI TITLE AND SURVEY MATTERS
ARTICLE VII INTERIM OPERATING COVENANTS, ESTOPPELS
ARTICLE VIII REPRESENTATIONS AND WARRANTIES
ARTICLE IX CONDITIONS PRECEDENT TO CLOSING
ARTICLE X CLOSING
ARTICLE XI CONDEMNATION AND CASUALTY
ARTICLE XII CONFIDENTIALITY
ARTICLE XIII REMEDIES
ARTICLE XIV NOTICES
ARTICLE XV ASSIGNMENT AND BINDING EFFECT
ARTICLE XVI BROKERAGE
ARTICLE XVII ESCROW AGENT
ARTICLE XVIII MISCELLANEOUS